Exhibit 10.1

Sharon AI Inc 745 Fifth Avenue, Suite 500 New York, NY 10151

December 19, 2025

BY EMAIL

Mr. E. Will Gray II

Chairman and Chief Executive Officer

New Era Energy & Digital Inc

4501 Santa Rosa Drive,

Midland, Texas 79707

Subject:	Binding Term Sheet for Acquisition of Interest in Texas Critical Data Centers, LLC (TCDC)

Sharon and NUAI (each as defined below) are entering into this binding term sheet (this “Term Sheet”) setting forth the general terms and conditions of Sharon’s sale of 100% of its 50% interest in Texas Critical Data Centers LLC to NUAI (the “Transaction”). Upon execution by the parties, this Term Sheet shall constitute a binding agreement that will serve as an interim agreement between the parties until such date as customary definitive agreements (“Transaction Documents”) are executed by the parties. The parties agree to negotiate Transaction Documents in good faith that shall incorporate the terms of this Term Sheet and contain other customary terms and conditions to be negotiated in good faith by the parties, and to execute the Transaction Documents as expeditiously as possible, and no later than 15 January 2026 (the “Signing Date”).

1.	Sharon Details	SharonAI Inc Suite 500 745 Fifth Avenue New York, NY 10151 “Sharon” or “Vendor”
2.	Sharon Notices	Chief Legal Officer legal@sharonai.com with a copy to: Mr. James Manning Chairman james@sharonai.com and Sharon Legal
3.	Sharon Legal:	Mr. Chad Ensz Sheppard Mullin 12275 El Camino Real, Suite 100 San Diego, CA 92130-4092, USA censz@sheppardmullin.com
4.	Purchaser:	New Era Energy & Digital Inc 4501 Santa Rosa Drive, Midland, Texas 79707 (“NUAI” or “Purchaser”)

Sharon AI Inc 745 Fifth Avenue, Suite 500 New York, NY 10151

5.	Purchaser Notices:	E. Will Gray II Chairman and Chief Executive Officer will@newerainfra.ai
6.	Purchaser Legal:	Katherine Terrell Frank, Partner Vinson & Elkins 2001 Ross Avenue, Ste.3900 Dallas, Texas 75201 kfrank@velaw.com
7.	Target Asset	Texas Critical Data Centres LLC (“TCDC”) being a 50/50 joint venture between Purchaser and Sharon Undertaking a project in Ector County, TC, undertaking an AI Factory project on 438 acres of land.
8.	Transaction description	Sale of the entire interest in TCDC held by Sharon to Purchaser for a total of seventy million dollars ($70,000,000), pursuant to the proposed Transaction Documents.

9.	Payment/Consideration:	The contract for sale of member interest for a aggregate consideration of $70,000,000, is stated as follows:

1. Deposit:

Total payment of $10,000,000 to be paid by Purchaser to Sharon in cash by wire transfer(s):

i. $150,000 to be paid within 14 days of the date of this Term Sheet as a non-refundable deposit; and

ii. $9,850,000 to be paid on the earlier of (a) Purchaser’s receipt of funds from the Purchaser’s next bona fide equity capital offering (the “S3 Round”), and (b) a date no later than 31 March 2025,

iii. And in all circumstances, the S3 must be filed with the SEC on or before January 23, 2026.

2. Equity Payment:

Total payment of $10,000,000 to be paid by Purchaser to Sharon in shares of common stock, par value $0.0001 per share of Purchaser (“Purchaser Common Stock”) equal to the terms of the S3 Round offered to new investors. If the S3 Round involves more than solely shares of Purchaser Common Stock, such as, but not limited to, shares of Purchaser Common Stock together with warrants to purchase shares of Purchaser Common Stock (such security or securities referred to herein as “Units”), then in such Units:

Sharon AI Inc 745 Fifth Avenue, Suite 500 New York, NY 10151

The number of Shares/Units will be equal to:

$10,000,000 divided by the price per Share/Unit sold in the S3 Round.

Purchaser will agree to file the S-3 Registration statement on or before January 23, 2026. The Shares/Units will be issued to Sharon upon the closing of the S3 Round, but not later than 31 March 2026

The Shares/Units issued to Sharon shall be issued in a registered direct offering pursuant to a registration statement and freely tradable and not subject to any lock-up or other restrictions on transfer.

Ownership Restriction: At no time under the terms of this Equity Payment, shall Sharon hold a position greater than 9.99% of the Purchaser.

3. Senior Secured Convertible Promissory Note:

Total payment of $50,000,000 to be paid by Purchaser to Sharon by issuance of a senior secured convertible promissory note (the “Note”) with a right of Sharon to convert 20% of the note into Purchaser Common Stock, based on the prior 30-day VWAP based upon the due date of the Note.

The Note will be secured by all of Purchaser’s ownership and other interests in TCDC and guaranteed by TCDC and secured by all of the assets of TCDC

The Note shall have other terms and conditions consistent with market standard loans of this nature.

The Due Date for the Promissory Note shall be 30 June 2026.

Conditions Precedent:	The following items are conditions to closing the Transaction:

1. TCDC 203-Acre Land Acquisition: The Purchaser agrees to fund Sharon’s portion of the 203-acre land acquisition, in the amount of $2.5 million (the “Land Funding”) so that closing can occur on or before December 19th.

2. Mandatory Land Funding Reimbursement: Sharon shall reimburse Purchaser for Sharon’s portion of the Land Funding in the amount of $2.5 million on or before January 9, 2026.

Sharon AI Inc 745 Fifth Avenue, Suite 500 New York, NY 10151

3. No Restrictive Covenants: Sharon shall not be required to agree to any restrictive covenant in connection with the Transaction (including, without limitation, any covenant not to compete) or any release of claims other than a release in customary form of claims arising solely in Sharon’s capacity as a member of TCDC.

10.	Representations and Warranties

The representations and warranties to be made by Sharon in connection with the Transaction shall be limited to representations and warranties related to authority, ownership and the ability to convey title to its ownership interest in TCDC, including, but not limited to, representations and warranties that (i) Sharon holds all right, title and interest in and to its ownership interest in TCDC, free and clear of all liens and encumbrances (other than those imposed by securities laws and the TCDC governing documents, (ii) the obligations of Sharon in connection with the Transaction have been duly authorized, if applicable, (iii) the documents to be entered into by Sharon have been duly executed by Sharon and delivered to the Purchaser and are enforceable (subject to customary limitations) against Sharon in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by Sharon in connection with the Transaction, nor the performance of Sharon’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which Sharon is a party, or any law or judgment, order or decree of any court or governmental agency that applies to Sharon.

11.	Exchange and Closing Date

The parties undertake to use best commercial endeavors to enter Transaction Documents by the Signing Date, or such other date as the parties may mutually agree.

Initial drafting of the Transaction Documents shall be prepared by Sharon.

12.	Anticipated Transaction Documents:	It is anticipated the Transaction Documents will include the following:

1. Membership sale agreement

2. Share subscription agreement

3. Note

4. Guarantee

5. Security documents (security agreement and pledge)

13.	Exclusivity	Both parties are prohibited from and must ensure that their directors, shareholders, employees, professional advisers and related entities do not solicit, consider, accept or otherwise pursue and contemplate other proposals in respect of the specific Transaction for a period of 30 days commencing on the date of execution of this term sheet (Exclusivity Period).

Sharon AI Inc 745 Fifth Avenue, Suite 500 New York, NY 10151

During the Exclusivity Period, the parties will conduct due diligence on each other as they deem appropriate and each party agrees to provide such reasonable assistance to the other party to assist them with their due diligence enquiries.

During the Exclusivity Period the Purchaser and Sharon will jointly negotiate executable documents, working in good faith and in accordance with the terms set out in this letter. Both parties undertake to get appropriate consents and approvals required by either party prior to the end of the Exclusivity Period.

14.	Break Fee	Not currently used.
15.	Announcements

Neither party shall (orally or in writing) publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Term Sheet or the subject matter hereof, without the prior written approval of the other party [(which shall not be unreasonably withheld, conditioned or delayed)], except if and to the extent that such party is required to make any public disclosure or filing (“Required Disclosure”) regarding the subject matter of this Term Sheet (i) by applicable law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its affiliates are listed or traded, or (iii) in connection with enforcing its rights under this Term Sheet. In each case pursuant to clauses (i) or (ii) of this Section 16, the party making any Required Disclosure shall consult with the other party regarding the substance of the Required Disclosure and provide the other party a reasonable opportunity (taking into account any legally mandated time constraints) to review and comment on the content of the Required Disclosure prior to its publication or filing.

16.	Confidentiality

Keep Confidential

Subject to the terms of this Term Sheet, each party agrees to keep the terms and conditions of this Term Sheet and any other information they may obtain concerning the business or affairs of the other party or the affairs of the other party confidential and will not make any disclosure of same without the prior written consent of the other party, which will lapse at the earlier of closing of the Transaction or termination of this Term Sheet.

Sharon AI Inc 745 Fifth Avenue, Suite 500 New York, NY 10151

Permitted Disclosure

Nothing contained in this clause entitled “Confidentiality” will prevent the disclosure of any of the terms and conditions of this Term Sheet by any party where such disclosure:

1. is of information already in the public domain;

2. is made to their respective agents, officers or employees in their discretion, and to their respective legal counsel, advisors and representatives on a need to know basis;

3. is required by any law of any jurisdiction or order of any court of competent jurisdiction;

4. or is required pursuant to the rules or regulations of any other stock exchange or securities regulator.

17.	Costs

Each party will bear its own expenses incurred in connection with this Term Sheet and negotiation and drafting of any Transaction Documents, which for clarity shall include legal, accounting, and consulting expenses.

18.	Binding Terms	The provisions of this Term Sheet shall be binding obligations of the parties, enforceable in accordance with their terms. The parties shall execute Transaction Documents promptly after the date hereof.

19.	Other Terms	The Transaction Documents will also contain such other terms which are customary for a sale of this nature.

20.	Amendments	This Term Sheet represents the entire agreement between the parties and supersedes all prior discussions, agreements, and understandings. Any modification or variation of this Term Sheet must be in writing and signed by both parties.

21.	Governing Law	This Term Sheet shall be subject to Delaware Law, United States of America.

All figures present in the draft are in USD.

We look forward to working to Transaction Documents with you and your team.

Regards,

SharonAI Inc

/s/ James Manning
James Manning
Email:	james@sharonai.com
Mobile:	+61 499 400 900

Sharon AI Inc 745 Fifth Avenue, Suite 500 New York, NY 10151

AGREED AND ACCEPTED

On behalf of New Era Energy & Digital Inc.

Signature:	/s/ E. Will Gray II
Name:	E. Will Gray II
Title:	Chairman and Chief Executive Officer
Date:	December 19th, 2025